UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 05, 2024

KAISER ALUMINUM CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-09447	94-3030279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 West McEwen Drive Suite 500
Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (629) 252-7040

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KALU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2024, the Compensation Committee of the Board of Directors of Kaiser Aluminum Corporation (the “Company”) approved the Kaiser Aluminum Corporation Key Employee Severance Benefit Plan (the “Plan”), which became effective on December 5, 2024.

The general intent of the Plan is to streamline the severance protection offered to certain key employees and replace the individual agreements that the Company has in place with certain of its executive officers (excluding our Chief Executive Officer). The Company is currently party to individual severance agreements or change in control agreements with each of Keith Harvey (our Chief Executive Officer), John Donnan (our Executive Vice President, Chief Administrative Officer and General Counsel), and Neal West (our Executive Vice President and Chief Financial Officer), which set forth the terms of their severance protection in the event of termination in connection with a change in control. Mr. Harvey’s severance agreement also provides severance benefits for a qualifying termination outside of a change in control. In addition, the Company sponsors a severance plan which provides severance benefits outside of a change of control for salaried employees, including Messrs. Donnan, West, Jason Walsh (our Executive Vice President – Manufacturing) and Raymond Parkinson (our Senior Vice President - Advanced Engineering and Innovation). Mr. Harvey’s severance agreement will not be replaced by the Plan, and Mr. Harvey will not be a participant in the Plan. The Plan is intended to replace the individual change of control agreements entered with Messrs. Donnan and West and the severance benefits provided under the salaried employee severance plan to Messrs. Donnan, West, Walsh and Parkinson.

Under the Plan, participants are entitled to certain predetermined payments in the event of certain qualifying terminations of employment, as outlined below.

If a participant’s employment is terminated by the Company for any reason other than death, disability, or “cause” (as defined in the Plan), and such termination does not occur within 90 days prior to or 24 months after a “change in control” (as defined in the Plan), then the participant is eligible to receive:

•
A lump sum payment equal to the sum of (i) the participant’s then-current base salary and (ii) the participant’s most recent short-term incentive target paid within five business days after the participant’s release (described below) becomes effective;
•
A prorated short-term incentive award for the year of termination, calculated based on actual performance and paid at the same time such bonuses are otherwise paid to active key employees; and
•
Reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the participant was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to 12 months post-termination.

If the participant’s employment is terminated by the Company for any reason other than death, disability, or cause, or by the participant for “good reason” (as defined in the Plan), and in each case, such qualifying termination occurs within 90 days prior to or within 24 months after a change in control, then the participant is eligible to receive:

•
A lump sum payment equal to the two times the sum of (i) the participant’s then-current base salary (or, if higher, the participant’s annual base salary in effect within the six months preceding the change in control) and (ii) the participant’s most recent short-term incentive target, paid within five business days after the participant’s release becomes effective;
•
A prorated short-term incentive award for the year of termination, calculated based on achievement of a target level of performance and paid within five business days after the participant’s release becomes effective; and
•
Reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the participant was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to 24 months post-termination.

If the payments or benefits payable under the Plan would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced if such reduction would result in a higher net after tax benefit to the participant.

Each participant must execute and deliver an effective release and waiver of claims and continue to comply with any applicable restrictive covenants in order to receive the payments and benefits provided for under the Plan. The Company can clawback any portion of the payments or benefits previously paid (to the fullest extent permitted by law) if the participant breaches the release or the restrictive covenants.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit Number	Description
10.1	Kaiser Aluminum Corporation Key Employee Severance Benefit Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)

Date:	December 11, 2024	By:	/s/ Cherrie I. Tsai
Cherrie I. Tsai Vice President, Deputy General Counsel and Corporate Secretary